Exhibit 99.2

2017 Results
March 12, 2018

Dear Shareholder,

2017 was a year of organic growth and positive change for Isabella Bank Corporation. It is my pleasure to report our earnings for the fourth quarter and full year 2017. The Corporation reported net income of $2.7 million or earnings per common share of $0.35 for the fourth quarter of 2017 and $13.2 million or earnings per common share of $1.69 for the year ended December 31, 2017. During the fourth quarter of 2017, the Corporation paid a $0.26 per common share cash dividend bringing year-to-date dividends paid to $1.02. Cash dividends paid during 2017 represented a 4.1% increase over the cash dividends paid in 2016. Based on the Corporation’s closing stock price of $28.25, as of December 29, 2017, the annualized cash dividend yield was 3.6%.

Net interest income for the year ended December 31, 2017 increased $3.1 million when compared to the year ended December 31, 2016, primarily as a result of increased interest income driven by significant loan growth during 2017. Total deposits grew $70.2 million during 2017. Growth in deposits is essential to increasing net interest income and the net yield on interest earning assets. Deposits continue to be the desired funding source for loan growth given the cost of funding.

As of December 31, 2017, total assets exceeded $1.8 billion and assets under management grew to a record $2.6 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $744.9 million. Assets managed by the Investment and Trust Services Department increased 11.8% during 2017 and ended the year at a record $478.1 million.

While today’s interest rate environment makes it challenging to increase our net interest income and margin, we were successful in providing growth in 2017. We continued our focus on serving as trusted advisors for our customers, providing them with a full line of competitive products and services to meet their financial needs. These efforts resulted in significant loan and deposit growth during 2017 in an environment with intense competition. We remain committed to increasing earnings and shareholder value through growth in our loan portfolio, investment and trust services, and deposits while managing operating costs.

We are pleased to welcome, Neil McDonnell, as our new Chief Financial Officer. Neil’s extensive experience in the financial industry will be a tremendous asset to the Corporation. Neil earned his Bachelor of Science - Finance degree from St. John’s University in New York. He built his career over 27 years in the financial services industry, serving as chief financial officer, controller, treasurer, compliance & risk officer, and director of finance at large international banks, local community banks, as well as de novo banks. He was an active member of his community in Fairfield County, Connecticut, serving as chair of the Investment and Finance Committee for The WorkPlace, Inc. for 18 years. Neil also served two years as a board member for WP Ventures, Inc. and a volunteer coordinator for the Service League of Boys.
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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

Continued

We look forward to new opportunities, relationships, and additional growth in 2018. We continue to enhance our portfolio of customer-centered products and services. Our team is dedicated to serving our customers and communities in which they live and work. During 2017, over 8200 volunteer hours with 566 organizations is just a glimpse of our employees' commitment to their communities.

You will soon receive a copy of our 2017 annual report and proxy statement, which will include an additional recap of our operational and financial performance from last year. Please return your proxy as soon as you have the opportunity to review the materials.

We look forward to visiting with you at our annual shareholder meeting on May 8th at 5 p.m. On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at 989.779.6215 or email me at jevans@isabellabank.com.

Jae A. Evans, President & Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.